Exhibit 2.1

PLAN OF CONVERSION

OF

BETAWAVE CORPORATION, a Nevada corporation

TO

BETAWAVE CORPORATION, a Delaware corporation

THIS PLAN OF CONVERSION, dated as of September 18, 2009 (including all of the Exhibits attached hereto, this “Plan”), is hereby adopted by Betawave Corporation, a Nevada corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the conversion of the Company from a Nevada corporation to a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Section 92A.120 of the Nevada Revised Statutes, as amended (the “NRS”).

RECITALS

WHEREAS, the Company is a corporation established and existing under the laws of the State of Nevada;

WHEREAS, the Board of Directors of the Company has determined that it would be advisable and in the best interests of the Company and its stockholders for the Company to convert from a Nevada corporation to a Delaware corporation pursuant to Section 265 of the DGCL and Section 92A.120 of the NRS; and

WHEREAS, the form, terms and provisions of this Plan has been authorized, approved and adopted by the Board of Directors of the Company.

NOW, THEREFORE, the Company hereby adopts this Plan as follows:

1. Conversion; Effect of Conversion.

(a) Upon the Effective Time (as defined in Section 3 below), the Company shall be converted from a Nevada corporation to a Delaware corporation pursuant to Section 265 of the DGCL and Section 92A.120 of the NRS (the “Conversion”) and the Company, as converted to a Delaware corporation (the “Resulting Company”), shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Resulting Company shall be deemed to have commenced on the date the Company commenced its existence in the State of Nevada.

(b) Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, the Resulting Company shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company existing immediately prior to the Effective Time.  Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Company existing immediately prior to the Effective Time, and all property, real, personal and mixed, and all debts due to the Company existing immediately prior to the Effective Time, as well as all other things and causes of action belonging to the Company existing immediately prior to the Effective Time, shall remain vested in the Resulting Company and shall be the property of the Resulting Company and the title to any real property vested by deed or otherwise in the Company existing immediately prior to the Effective Time shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company existing immediately prior to the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Company existing immediately prior to the Effective Time shall remain attached to the Resulting Company upon the Effective Time, and may be enforced against the Resulting Company to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Resulting Company in its capacity as a corporation of the State of Delaware.  The rights, privileges, powers and interests in property of the Company existing immediately prior to the Effective Time, as well as the debts, liabilities and duties of the Company existing immediately prior to the Effective Time, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Resulting Company upon the Effective Time for any purpose of the laws of the State of Delaware.

(c) The Conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

(d) Upon the Effective Time, the name of the Resulting Company shall remain unchanged and continue to be “Betawave Corporation”.

(e) The Company intends for the Conversion to constitute a tax-free reorganization qualifying under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.  Accordingly, neither the Company nor any of its stockholders should recognize gain or loss for federal income tax purposes as a result of the Conversion.

2. Filings.  As promptly as practicable following the adoption of this Plan, the Company shall cause the Conversion to be effective by:

(a) executing and filing (or causing the execution and filing of) Articles of Conversion pursuant to Section 92A.205 of the NRS in form reasonably acceptable to any officer of the Company (the “Nevada Articles of Conversion”) with the Secretary of State of the State of Nevada;

(b) executing and filing (or causing the execution and filing of) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL in form reasonably acceptable to any officer of the Company (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware;

(c) executing, acknowledging and filing (or causing the execution, acknowledgement and filing of) a Certificate of Incorporation of Betawave Corporation substantially in the form set forth on Exhibit A hereto (the “Delaware Certificate of Incorporation”) with the Secretary of State of the State of Delaware; and

(d) executing, acknowledging and filing (or causing the execution, acknowledgement and filing of) a Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of Betawave Corporation substantially in the form set forth on Exhibit B hereto (the “Delaware Certificate of Designations”) with the Secretary of State of the State of Delaware.

3. Effective Time.  The Conversion shall become effective upon the filing of the Nevada Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation and the Delaware Certificate of Designations (the time of the effectiveness of the Conversion, the “Effective Time”).

4. Effect of Conversion on Common Stock.  Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each share of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall convert into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Resulting Company (“Resulting Company Common Stock”).

5. Effect of Conversion on Series A Preferred Stock.  Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each share of Series A preferred stock, $0.001 par value per share, of the Company that is issued and outstanding immediately prior to the Effective Time shall convert into one validly issued, fully paid and nonassessable share of Series A preferred stock, $0.001 par value per share, of the Resulting Company, each of which shall have the rights, preferences, privileges and restrictions set forth in the Delaware Certificate of Designations.

6. Effect of Conversion on Outstanding Stock Options.  Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent option to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such option) as were in effect immediately prior to the Effective Time, the same number of shares of Resulting Company Common Stock.

7. Effect of Conversion on Outstanding Warrants or Other Rights.  Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each warrant or other right to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent warrant or other right to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such warrant or other right) as were in effect immediately prior to the Effective Time, the same number of shares of Resulting Company Common Stock.

8. Effect of Conversion on Stock Certificates.  Upon the Effective Time, all of the outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Resulting Company Common Stock.

9. Effect of Conversion on Employee Benefit, Incentive Compensation or Other Similar Plans.  Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each employee benefit plan, incentive compensation plan or other similar plan to which the Company is a party shall continue to be a plan of the Resulting Company.  To the extent that any such plan provides for the issuance of Company Common Stock, upon the Effective Time, such plan shall be deemed to provide for the issuance of Resulting Company Common Stock.

10. Further Assurances.  If, at any time after the Effective Time, the Resulting Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Resulting Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Time, or (b) to otherwise carry out the purposes of this Plan, the Resulting Company and its officers and directors (or their designees), are hereby authorized to solicit in the name of the Resulting Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Resulting Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Resulting Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Time and otherwise to carry out the purposes of this Plan.

11. Effect of Conversion on Directors and Officers.  Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, the members of the Board of Directors and the officers of the Company holding their respective offices in the Company existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board of Directors and officers of the Resulting Company.

12. Delaware Bylaws.  Upon the Effective Time, the bylaws of the Resulting Company shall be the Bylaws of Betawave Corporation substantially in the form set forth on Exhibit C hereto (the “Delaware Bylaws”), and the Board of Directors of the Resulting Company shall adopt the Delaware Bylaws as promptly as practicable following the Effective Time.

13. Delaware Indemnification Agreements.  As promptly as practicable following the Effective Time, the Resulting Company shall enter into an Indemnification Agreement substantially in the form set forth on Exhibit D hereto with each member of the Board of Directors of the Resulting Company and each officer of the Resulting Company.

14. Termination.  At any time prior to the Effective Time, this Plan may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of the Company if, in the opinion of the Board of Directors of the Company, such action would be in the best interests of the Company and its stockholders.  In the event of termination of this Plan, this Plan shall become void and of no effect.

15. Third Party Beneficiaries.  This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

16. Severability.  Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed as of the date first above written.

BETAWAVE CORPORATION, a Nevada corporation

By: /s/ David Lorié
Name: David Lorié
Title: Secretary and General Counsel

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